UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 2, 2007

ION Media Networks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13452	59-3212788
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

601 Clearwater Park Road, West Palm Beach, Florida		33401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	561-659-4122

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 2, 2007, the holders of a majority of the outstanding shares of the Company's 13 1/4% Cumulative Junior Exchangeable Preferred Stock, acting by written consent, elected Eugene I. Davis and Ted S. Lodge as directors of the Company, in exercise of such holders' right to elect two additional directors arising by reason of the Company's failure to redeem this series of preferred stock by November 15, 2006.

Effective April 2, 2007, the holders of a majority of the outstanding shares of the Company's 9 3/4% Series A Convertible Preferred Stock, acting by written consent, elected Ronald W. Wuensch and Diane P. Baker as directors of the Company, in exercise of such holders' right to elect two additional directors arising by reason of the Company's failure to redeem this series of preferred stock by December 31, 2006.

In connection with their appointment, each of the four new directors entered into an agreement with the Company pursuant to which each such new director agreed that, in the event the seating of such new director causes the Company to be in violation of the rules, regulations or policies of the Federal Communications Commission ("FCC") or prevents the Company from meeting the qualifications to control its FCC broadcast licenses, he or she would cooperate with the Company to remedy the violation and, if necessary, resign from the board of directors if the violation is not remedied in a timely manner.

The new directors are not expected to be named to any committees of the Company's board of directors.

The Company is not aware of any arrangement or understanding between any of the new directors and any other person, including any of the holders of the preferred stock with the right to vote in the election of such directors, pursuant to which any of such directors was selected as a director. None of the new directors or any of their immediate family members has been a party to any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ION Media Networks, Inc.

April 3, 2007	By:	Adam K. Weinstein

Name: Adam K. Weinstein
Title: Senior Vice President, Secretary and Chief Legal Officer